Exhibit 21.1

Subsidiaries of Registrant

Symmetricom, Ltd.
Symmetricom Puerto Rico, Inc.
Manufacturing Solutions Puerto Rico, Inc.
Symmetricom Hong Kong, Ltd.
Symmetricom Global Services, Inc.
SCo-TRT Acquisition Subsidiary, Inc.
Dublin Acquisition Subsidiary, Inc.
Navstar Systems, Ltd. (inactive)
Telecom Solutions, Inc. (inactive)
Analog Solutions, Inc. (inactive)